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                                                              Exhibit 10 (a) (1)

                               AMENDMENTS TO THE
                          ALCOA STOCK ACQUISITION PLAN

Pursuant to Section 7.1 of the Plan, the Plan is amended as follows:

1. The definition of "Award" is amended by adding the following sentence to the end thereof:

     For purposes of this Plan, payments in 2001 under the Performance Enhancement Reward Program will be treated as an Award for the purpose of determining Incentive Compensation Deferral Credits and Matching Company Credit Awards.

2.   Section 3.2 is amended by replacing "10%," wherever it appears with "1%."

3.   A new Section 5.7 is added as follows:

     Effective September 1, 2000, any transfer of employment to a subsidiary or affiliate in which the Company and/or any one or more Subsidiaries have at least a 20% ownership interest will not be considered a termination in Continuous Service for purposes of this Article V - Distributions.

4. The second and third sentences of Section 5.4 are deleted in their entirety and replaced with the following:

     A Participant's election to receive installments must be made at least 6 months prior to his or her retirement date. The Participant's election to receive either a lump sum or annual installments shall become irrevocable 6 months prior to the Participant's retirement date, or at such other time as may be approved by the Committee.

5.  In all other respects the Plan is hereby ratified and confirmed.